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                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                          SCHEDULE 13G/A
            Under the Securities Exchange Act of 1934
                        (Amendment No. 2)*

                       UNIVERSAL CORPORATION
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                          (Name of Issuer)

                    COMMON STOCK, NO PAR VALUE
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                   (Title of Class of Securities)

                           913456109
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                          (CUSIP Number)

                           23 July 2003
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     (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                           Page 1 of 4 Pages







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CUSIP No. 913456109                             Page 2 of 4 Pages
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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

    ROSS FINANCIAL CORPORATION
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                        (b)  [ ]
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3.  SEC USE ONLY
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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    CAYMAN ISLANDS
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 NUMBER OF   | 5. SOLE VOTING POWER              752,300
  SHARES     |----------------------------------------------------
BENEFICIALLY | 6. SHARED VOTING POWER                  -0-
  OWNED BY   |----------------------------------------------------
   EACH      | 7. SOLE DISPOSITIVE POWER         752,300
 REPORTING   |----------------------------------------------------
  PERSON     | 8. SHARED DISPOSITIVE POWER             -0-
   WITH      |
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    752,300 shares

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.0%
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12. TYPE OF REPORTING PERSON*
    IN-CORPORATION
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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

    W. A. DART FOUNDATION
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                        (b)  [ ]
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3.  SEC USE ONLY
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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    MICHIGAN

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CUSIP No. 913456109                              Page 3 of 4 Pages
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 NUMBER OF   | 5. SOLE VOTING POWER              357,300
  SHARES     |----------------------------------------------------
BENEFICIALLY | 6. SHARED VOTING POWER                  -0-
  OWNED BY   |----------------------------------------------------
   EACH      | 7. SOLE DISPOSITIVE POWER         357,300
 REPORTING   |----------------------------------------------------
  PERSON     | 8. SHARED DISPOSITIVE POWER             -0-
   WITH      |
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    357,300 shares

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.4%
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12. TYPE OF REPORTING PERSON*
    OO-PRIVATE FOUNDATION
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ITEM 1(a).     NAME OF ISSUER:

               UNIVERSAL CORPORATION

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

			1501 N. HAMILTON STREET
			RICHMOND, VA  23230

ITEM 2(a).     NAME OF PERSON FILING:

(1) ROSS FINANCIAL CORPORATION
(2) W A DART FOUNDATION

ITEM 2(b).     ADDRESS OF PRINCIPAL OFFICE:

               (1) P.O. Box 31363-SMB
               	Grand Cayman, Cayman Islands, B.W.I.
               (2) 500 Hogsback Road
	         	Mason, MI  48854

ITEM 2(c).     CITIZENSHIP:

(1) Grand Cayman, Cayman Islands, B.W.I.
(2) Michigan

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:  COMMON STOCK
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CUSIP No. 913456109                              Page 4 of 4 Pages
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ITEM 2(e).     CUSIP NUMBER:  913456109

ITEM 3.        Not Applicable.

ITEM 4.        OWNERSHIP

		See cover pages for each reporting person.

ITEM 5.   OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS:  X


ITEM 6.   OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER
          PERSON:  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY OR CONTROL PERSON.  Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP.  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.  Not applicable.

ITEM 10.  CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ROSS FINANCIAL CORPORATION             	W. A. DART FOUNDATION
BY:  KENNETH B. DART, President        	BY:  WILLIAM A. DART
     23 July 2003                		      23 July 2003